EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Reports Record Revenues and

EPS for Fourth Quarter and Fiscal Year 2010

AS&E’s Board of Directors Approves Quarterly Dividend

BILLERICA, Mass. — May 11, 2010 — American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), a leading worldwide supplier of innovative X-ray inspection solutions, today reported its financial results for the fourth quarter and fiscal year ended March 31, 2010. The Company reported record revenues of $71,264,000 as compared with revenues of $57,290,000 for the fourth quarter of fiscal year 2009, net income of $12,326,000 as compared with net income of $8,244,000 for the fourth quarter of fiscal year 2009, and earnings per share of $1.34 as compared with earnings per share of $0.92 for the fourth quarter of fiscal year 2009. These results represent a 24% increase in revenues, 50% increase in net income, and a $0.42 increase in earnings per share when compared to results for the fourth quarter of the prior fiscal year.

For the fiscal year ended March 31, 2010, the Company reported record revenues of $242,093,000, which represents an increase of 11% as compared with revenues of $218,367,000 for the prior fiscal year, net income of $36,176,000 which represents a 28% increase in net income as compared with net income of $28,353,000 for the prior fiscal year, and earnings per share of $3.97 which represents a $0.79 increase in earnings per share as compared with earnings per share of $3.18 for the prior fiscal year.

The Company reported $43,123,000 in bookings for the fourth quarter of fiscal year 2010 as compared with $59,257,000 in bookings for the fourth quarter of the prior fiscal year and $282,472,000 in bookings for fiscal year 2010 as compared with $274,094,000 in bookings for the prior fiscal year. Backlog at March 31, 2010 increased 26% to $195,729,000 as compared to $155,349,000 at March 31, 2009.

“Once again team AS&E delivered outstanding results in the fourth quarter and the fiscal year,” said Anthony Fabiano, AS&E’s President and CEO. “With a focus on market penetration, new products, continuous quality improvement, and lean initiatives, we were able to dramatically increase revenue while simultaneously driving down costs. Our record revenues included strong contributions from a diversified mix including Cargo, Z Backscatter™ Systems, and Field Service product areas. With our expanded product offerings, we continued to make significant in-roads with strategic customers with new and repeat orders for military, port and border security, law enforcement, and critical infrastructure — driving fiscal year 2010 bookings to a record $282.5 million.”

Fabiano continued, “AS&E’s cash and investment position rose to $179.1 million at fiscal year-end while generating $43 million in free cash flow during the fiscal year.  We’re also pleased to be able to reward our loyal shareholders by way of a cash dividend. Going forward, our priorities remain focused on customer satisfaction, our long-range vision, and our commitment to increasing shareholder value.”

The Company is declaring a quarterly cash dividend of $0.30 per share, payable on June 3, 2010 to the holders of record at the close of business on May 24, 2010.

As previously announced, Anthony Fabiano, President and CEO, and Ken Galaznik, Senior Vice President, CFO and Treasurer, will host the quarterly conference call today at 4:30 p.m. ET to discuss the results and respond to questions. Please dial 1-866-383-7998 at least 10 minutes prior to starting time. For international participants, dial 1-617-597-5329. Please tell the Operator the confirmation code: 63374505. You will be placed on hold until the conference call is ready to begin.

An audio replay of the teleconference will be available, in its entirety, starting Tuesday, May 11, 2010 at 7:30 p.m. ET for a 48-hour period by dialing 1-888-286-8010. Internationally, please dial 1-617-801-6888. The conference identification number is 27567846. The replay will also be available at www.as-e.com in the Investor Information section following the conference.

About AS&E

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection systems. With over 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems.  AS&E systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), North Atlantic Treaty Organization (NATO), UK Border Agency (UKBA), Hong Kong Customs, and Abu Dhabi Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Public Relations Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions, delays or cancellations (in full or in part) in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; limitations under certain laws on the Company’s ability to protect its own intellectual property; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth; technical problems and other delays that could impact new product development and the Company’s ability to adapt to changes in technology and customer requirements; competitive pressures; lengthy sales cycles both in United States government procurement and procurement abroad;  and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K, which further detail and supplement the factors described in this Safe Harbor Statement.  Among other disclosures, the Risk Factorsdisclose risks pertaining to that portion of the Company’s business that is dependent on United States government contracting as well as international customers.  As a contractor with the United States government, a significant number of the Company’s government contracts may be terminated at the government’s discretion.

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Fiscal Year Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
Total net sales and contract revenues	$71,264	$57,290	$242,093	$218,367

Total cost of sales and contracts	37,895	30,141	131,023	125,402
Gross profit	33,369	27,149	111,070	92,965

Expenses:
Selling, general and administrative	10,647	8,646	36,982	32,871
Research and development	4,855	5,516	19,764	18,070
Total expenses	15,502	14,162	56,746	50,941

Operating income	17,867	12,987	54,324	42,024
Interest and other, net	2	8	522	1,676
Income before provision for income taxes	17,869	12,995	54,846	43,700
Provision for income taxes	5,543	4,751	18,670	15,347

Net income	$12,326	$8,244	$36,176	$28,353

Income per share - Basic	$1.37	$0.94	$4.06	$3.26
Income per share - Diluted	$1.34	$0.92	$3.97	$3.18

Weighted average shares - Basic	9,003	8,728	8,900	8,692
Weighted average shares - Diluted	9,218	8,996	9,107	8,928

The results of operations reported herein may not be indicative of future financial conditions or results of future operations.

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2010	March 31, 2009
Assets
Current assets:
Cash and investments	$179,113	$141,838
Accounts receivable, net	37,735	36,956
Inventories	45,387	47,975
Other current assets	13,465	15,347
Total current assets	275,700	242,116

Non-current assets:
Building, equipment and leasehold improvements, net	18,216	19,488
Other assets	5,937	6,683
Total assets	$299,853	$268,287
Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$10,970	$10,639
Customer deposits	13,714	14,818
Deferred revenue	14,975	28,003
Other current liabilities	24,046	19,636
Total current liabilities	63,705	73,096

Non-current liabilities:
Lease financing liability	7,075	8,377
Other non-current liabilities	7,305	4,748
Total liabilities	78,085	86,221

Total stockholders’ equity	221,768	182,066
Total liabilities and stockholders’ equity	$299,853	$268,287

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the fiscal year ended
	March 31, 2010	March 31, 2009
Cash flows from operating activities:
Net income	$36,176	$28,353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,538	4,294
Provision for contracts, inventory, and accounts receivable reserves	1,170	2,790
Amortization of bond discount	1,119	(384)
Stock based compensation expense	5,954	4,940
Deferred income taxes	(463)	(289)
Other	122	—

Changes in assets and liabilities:
Accounts receivable	(835)	(9,622)
Unbilled costs and fees	4,238	(202)
Inventories	1,474	(10,409)
Prepaid expenses and other assets	(1,269)	(2,964)
Accounts payable	331	(2,021)
Income taxes	4,140	63
Deferred revenue	(10,453)	5,873
Customer deposits	(1,104)	8,271
Accrued expenses and other current liabilities	1,138	6,483
Sale of leased equipment	—	116
Net cash provided by operating activities	46,276	35,292

Cash flows from investing activities:
Proceeds from maturities of short-term investments	104,261	101,966
Purchases of short-term investments	(213,157)	(65,347)
Purchases of property and equipment	(3,266)	(2,350)
Net cash provided by (used for) investing activities	(112,162)	34,269

Cash flows from financing activities:
Decrease in restricted cash and investments	—	2,488
Repurchase of shares of common stock	(2,922)	(18,060)
Repayment of leasehold financing	(1,163)	(1,134)
Payment of common stock dividend	(8,031)	(7,041)
Proceeds from exercise of stock options	6,408	5,903
Reduction of income taxes paid due to the tax benefit from employee stock option expense	1,087	1,284
Cash used for financing activities	(4,621)	(16,560)

Net increase (decrease) in cash and cash equivalents	(70,507)	53,001
Cash and cash equivalents at beginning of year	105,419	52,418
Cash and cash equivalents at end of year	$34,912	$105,419